Exhibit 11.2

Ethical Corporate Management Best Practice Principles for Chunghwa Telecom Co., LTD.

1.
All articles adopted by the 6th Board of Directors at the 5th meeting on December 28, 2010.
2.
Amended by the 7th Board of Directors at the 2nd meeting on August 13, 2013.
3.
Amended by the 9th Board of Directors at the 8th meeting on August 5, 2020.
4.
Amended by the 9th Board of Directors at the 5th interim meeting on September 28, 2021.
5.
Amended by the 10th Board of Directors at the 6th interim meeting on April 17, 2024.

Article 1 (Purpose of enactment and applicable scope)

The Ethical Corporate Management Best Practice Principles ("Principles") is enacted to assist Chunghwa Telecom Co., Ltd. and its affiliated institutions (hereinafter referred to as the “Company") to establish a corporate culture of ethical management and sound development.

The applicable scope of the Principles covers the Company’s subsidiaries, any foundation constituted as a juristic person to which the Company's direct or indirect accumulated contribution of funds exceeds 50% of the total funds received, and other institutions or juridical persons which are substantially controlled by the Company (hereinafter referred to as the "Business Groups").

Article 2 (Prohibition of unethical conducts)

When engaging in commercial activities, directors, managers, employees, and mandataries of the Company or persons having substantial control over the Company (hereinafter referred to as the "substantial controllers") shall not directly or indirectly offer, promise to offer, request or accept any improper benefits, nor commit unethical acts including breach of ethics, illegal acts, or breach of fiduciary duty (hereinafter referred to as the "unethical conduct") for purposes of acquiring or maintaining benefits.

Parties referred to in the preceding paragraph include civil servants, political candidates, political parties or members of political parties, state-run or private-owned businesses or institutions, and directors, supervisors, managers, employees or substantial controllers or other interested parties of the same.

Article 3 (Types of benefits)

"Benefits" mentioned in the Principles means any valuable things, including money, endowments, commissions, positions, services, preferential treatment or rebates of any type or in any name. Benefits received or given occasionally in accordance with accepted social customs and that do not adversely affect specific rights and obligations shall be excluded.

Article 4 (Legal compliance)

The Company shall comply with the Company Act, Securities and Exchange Act, Business Accounting Act, Political Donations Act, Anti-Corruption Act, Government Procurement Act, Act on Recusal of Public Servants Due to Conflicts of Interest, TWSE/GTSM-listing related rules, or other laws or regulations regarding commercial activities, as the underlying basic premise to facilitate ethical corporate management.

Article 5 (Policy)

The Company shall abide by the operational philosophies of honesty, transparency and responsibility, base policies on the principle of good faith and obtain approval from the board of directors, and establish good corporate governance and risk control and management mechanism so as to create an operational environment for sustainable development.

Article 6 (Guidelines for conduct)

The Company has established the "Procedures for Ethical Management and Guidelines for

Conduct of Chunghwa Telecom Co., Ltd." (hereinafter referred to as the " Guidelines for Conduct") in order to implement the operational philosophies and policies prescribed in the preceding article, which includes operating procedures, behavior guidelines, and training, etc.

The Guidelines for Conduct established in accordance with the previous paragraph shall comply with relevant laws and regulations of the territory where the Company and its Business Groups are operating.

Article 7 (The scope of the Guidelines for Conduct)

The Company shall analyze and assess on a regular basis business activities within their business scope which are at a higher risk of being involved in unethical conduct, and establish its Guidelines for Conduct accordingly and review their adequacy and effectiveness.

The Company should refer to prevailing domestic and foreign standards or guidance in establishing the “Guidelines for Conduct”, which shall at least include preventive measures against the following:

1.
Offering and acceptance of bribes.
2.
Illegal political donations.
3.
Improper charitable donations or sponsorship.
4.
Offering or acceptance of unreasonable presents or hospitality, or other improper benefits.
5.
Misappropriation of trade secrets and infringement of trademark rights, patent rights, copyrights, and other intellectual property rights.
6.
Engaging in unfair competitive practices.
7.
Damage directly or indirectly caused to the rights or interests, health, or safety of consumers or other stakeholders in the course of research and development, procurement, manufacture, provision, or sale of products and services.

Article 8 (Promises and executions)

The Company shall request their directors and senior management to issue a statement of compliance with the ethical management policy and require in the terms of employment that employees comply with such policy.

The Company and its Business Groups shall clearly specify in their rules and external documents and on the company website the ethical corporate management policies and the commitment by the board of directors and senior management on rigorous and thorough implementation of such policies, and shall carry out the policies in internal management and in commercial activities.

The Company shall compile documented information on the ethical management policy, statement, commitment and implementation mentioned in the first and second paragraphs and retain said information properly.

Article 9 (Engaging in commercial activities under ethics)

The Company shall engage in commercial activities in a fair and transparent manner based on the principle of ethical management.

Prior to any commercial transactions, the Company shall take into consideration the legality of their agents, suppliers, clients, or other trading counterparties and whether any of them are involved in unethical conduct, and shall avoid any dealings with persons so involved.

When entering into contracts with their agents, suppliers, clients, or other trading counterparties, the Company shall include in such contracts terms requiring compliance with ethical corporate management policy and that in the event the trading counterparties are involved in unethical conduct, the Company may at any time terminate or rescind the contracts.

Article 10 (Prohibition of offering and acceptance of bribery)

When conducting business, the Company and their directors, managers, employees, mandataries, and substantial controllers, may not directly or indirectly offer, promise to offer, request, or accept any improper benefits in whatever form to or from clients, agents, contractors, suppliers, public servants, or other stakeholders.

Article 11 (Prohibition of offering illegal political donations)

When directly or indirectly offering a donation to political parties or organizations or individuals participating in political activities, the Company and their directors, managers, employees, mandataries, and substantial controllers, shall comply with the Political Donations Act and their own relevant internal operational procedures, and shall not make such donations in exchange for commercial gains or business advantages.

Article 12 (Prohibition of improper charitable donation or sponsorship)

When making or offering donations and sponsorship, the Company and their directors, managers, employees , mandataries, and substantial controllers shall comply with relevant laws and regulations and internal operational procedures, and shall not surreptitiously engage in bribery.

Article 13 (Prohibition of unreasonable presents, hospitality or other improper benefits)

The Company and their directors, managers, employees, mandataries, and substantial controllers shall not directly or indirectly offer or accept any unreasonable presents, hospitality or other improper benefits to establish business relationship or influence commercial transactions.

Article 14 (Prohibition of infringement of intellectual property rights)

The Company and their directors, managers, employees, mandataries, and substantial controllers shall observe applicable laws and regulations, the Company's internal operational procedures, and contractual provisions concerning intellectual property, and may not use, disclose, dispose, or damage intellectual property or otherwise infringe intellectual property rights without the prior consent of the intellectual property rights holder.

Article 15 (Prohibition of unfair competition)

The Company shall engage in business activities in accordance with applicable competition laws and regulations, and may not fix prices, make rigged bids, establish output restrictions or quotas, or share or divide markets by allocating customers, suppliers, territories, or lines of commerce.

Article 16 (Prevent products or services from harming stakeholders)

In the course of research and development, procurement, make, provision, or sale of products and services, the Company and their directors, managers, employees, mandataries, and substantial controllers shall observe applicable laws and regulations and international standards to ensure the transparency of information about, and safety of, their products and services. They shall also adopt and publish a policy on the protection of the rights and interests of consumers or other stakeholders, and carry out the policy in their operations, with a view to preventing their products and services from directly or indirectly damaging the rights and interests, health, and safety of consumers or other stakeholders. Where there are sufficient facts to determine that the Company's products or services are likely to pose any hazard to the safety and health of consumers or other stakeholders, the Company shall, in principle, recall those products or suspend the services immediately.

Article 17 (Organization and responsibility)

The directors, managers, employees, mandataries, and substantial controllers of the Company shall exercise the due care of good administrators to urge the Company to prevent unethical conduct, always review the results of the preventive measures and continually make adjustments so as to ensure thorough implementation of its ethical corporate management policies.

To achieve sound ethical corporate management, the chairman of the Company serving as the highest responsible person for Ethical Corporate Management and Anti-Corruption. "The Organization and Talent Development Department" (hereinafter referred as HR Department) shall allocate resources and personnel to formulate ethical corporate management policies and guidelines for conduct, supervise all departments to implement these policies and guidelines. Besides, the top manager who supervises HR Department, Senior Executive Vice President shall report on the execution to the Sustainable Development & Strategy Committee and report on the implementation results to the board of directors regularly (at least once a year);

According to the provisions of the preceding paragraph, the main responsibilities of the HR Department are as follows:

1.
Assisting in incorporating ethics and moral values into the Company's business strategy and adopting appropriate prevention measures against corruption and malfeasance to ensure ethical management in compliance with the requirements of laws and regulations.

2.
Analyzing and assessing on a regular basis the risk of involvement in unethical conduct within the business scope, adopting accordingly programs to prevent unethical conduct, and setting out in each program the standard operating procedures and conduct guidelines with respect to the Company's operations and business.
3.
Planning the internal organization, structure, and allocation of responsibilities and setting up check-and-balance mechanisms for mutual supervision of the business activities within the business scope which are possibly at a higher risk for unethical conduct.
4.
Promoting and coordinating awareness and educational activities with respect to ethics policy.
5.
Developing a whistle-blowing system and ensuring its operating effectiveness.
6.
Assisting the board of directors and management in auditing and assessing whether the prevention measures taken for the purpose of implementing ethical management are effectively operating, and preparing reports on the regular assessment of compliance with ethical management in operating procedures.

Article 18 (Legal compliance for business operation)

Directors, managers, employees, mandataries, and substantial controllers of the Company shall comply with laws and regulations and the prevention programs when conducting business.

Article 19 (Interest avoidance)

The Company shall adopt policies for preventing conflicts of interest to identify, monitor, and manage risks possibly resulting from unethical conduct, and shall also offer appropriate means for directors, managers, and other stakeholders attending or present at board meetings to voluntarily explain whether their interests would potentially conflict with those of the Company.

When a proposal at a given board of directors meeting concerns the personal interest of, or the interest of the juristic person represented by, any of the directors, managers, and other stakeholders attending or present at board meetings of the Company, the concerned person shall state the important aspects of the relationship of interest at the given board meeting. If his or her participation is likely to prejudice the interest of the Company, the concerned person may not participate in discussion of or voting on the proposal and shall recuse himself or herself from the discussion or the voting, and may not exercise voting rights as proxy for another director. The directors shall practice self-discipline and must not support one another in improper dealings.

The directors, managers, employees, mandataries, and substantial controllers shall not take advantage of their positions or influence in the Company to obtain improper benefits for themselves, their spouses, parents, children or any other person.

Article 20 (Accounting and internal control)

The Company shall establish effective accounting systems and internal control systems for business activities which may be at a higher risk of being involved in unethical conduct, not have under-the-table accounts or maintain secret accounts, and conduct reviews from time to time so as to ensure that the design and enforcement of the systems will continue to be effective.

The internal audit unit of the Company shall, based on the results of assessment of the risk of involvement in unethical conduct, devise relevant audit plans including auditees, audit scope, audit items, audit frequency, etc., and examine accordingly the compliance with the guidelines for conduct. The internal audit unit may engage a certified public accountant to carry out the audit, and may engage professionals to assist if necessary.

The results of examination in the preceding paragraph shall be reported to senior management and the ethical management dedicated unit and put down in writing in the form of an audit report to be submitted to the board of directors.

Article 21 (Procedures and guidelines of conduct)

The Company shall establish “Guidelines for Conduct” in accordance with Article 6 hereof to guide directors, managers, employees, and substantial controllers on how to conduct business. The procedures and guidelines should at least contain the following matters:

1.
Standards for determining whether improper benefits have been offered or accepted.
2.
Procedures for offering legitimate political donations.
3.
Procedures and the standard rates for offering charitable donations or sponsorship.
4.
Rules for avoiding work-related conflicts of interests and how they should be reported and handled.
5.
Rules for keeping confidential trade secrets and sensitive business information obtained in the ordinary course of business.
6.
Regulations and procedures for dealing with suppliers, clients and business transaction counterparties suspected of unethical conduct.
7.
Handling procedures for violations of these Principles.
8.
Disciplinary measures on offenders.

Article 22 (Education training and review)

The chairperson, general manager, or senior management of the Company shall communicate the importance of corporate ethics to its directors, employees, and mandataries on a regular basis.

The Company shall periodically organize training and awareness programs for directors, managers, employees, mandataries, and substantial controllers and invite the Company’s commercial transaction counterparties so they understand the Company’s determination to implement ethical corporate management, the related policies, prevention programs and the consequences of committing unethical conduct.

The Company shall apply the policies of ethical corporate management when creating its employee performance appraisal system and human resource policies to establish a clear and effective reward and discipline system.

Article 23 (Whistleblowing system)

The Company shall adopt a concrete whistle-blowing system, and should be implemented in accordance with the principle of segregation of power for the investigation of violations of the

Company’s employees and the guidelines for handling employee appeals. The whistle-blowing system shall include at least the following:

1.
An independent mailbox or hotline, either internally established and publicly announced or provided by an independent external institution, to allow internal and external personnel of the Company to submit reports.
2.
Dedicated personnel or unit appointed to handle the whistle-blowing system. Any tip involving a director or senior management shall be reported to the independent directors or the Audit Committee. Categories of reported misconduct shall be delineated and standard operating procedures for the investigation of each shall be adopted.
3.
Follow-up measures to be adopted depending on the severity of the circumstances after investigations of cases reported are completed. Where necessary, a case shall be reported to the competent authority or referred to the judicial authority.
4.
Documentation of case acceptance, investigation processes, investigation results, and relevant documents.
5.
Confidentiality of the identity of whistle-blowers and the content of reported cases, and an undertaking regarding anonymous reporting.
6.
Measures for protecting whistle-blowers from inappropriate disciplinary actions due to their whistle-blowing.
7.
Whistle-blowing incentive measures.

When material misconduct or likelihood of material impairment to the Company comes to their awareness upon investigation, the dedicated personnel or unit handling the whistle-blowing system shall immediately prepare a report and notify the independent directors or the Audit Committee in written form.

Article 24(Disciplinary and appeal system)

The Company shall adopt and publish a well-defined disciplinary and appeal system for handling violations of the ethical corporate management principles, and shall make immediate disclosure on the Company's internal website of the title and name of the violator, the date and details of the violation, and the actions taken in response.

Article 25(Disclosure of information)

The Company shall collect quantitative data about the promotion of ethical corporate management and continuously analyze and assess the effectiveness of the promotion of ethical corporate management policy, and shall also disclose the measures taken for implementing ethical corporate management, the status of implementation, the foregoing quantitative data, and the effectiveness of promotion on the Company websites, annual reports, and prospectuses, and shall disclose its ethical corporate management best practice principles on the Market Observation Post System.

Article 26 (Review and revision of the ethical corporate management policies and measures)

The Company shall at all times monitor the development of relevant local and international regulations concerning ethical corporate management and encourage their directors, managers, and employees to make suggestions, based on which the adopted ethical corporate management policies and measures taken will be reviewed and improved with a view to achieving better implementation of ethical corporate management.

Article 27 (Enforcement)

The ethical corporate management best practice principles of the Company shall be implemented after the board of directors grants the approval, and shall be sent to report at a shareholders' meeting. The same procedure shall be followed when the principles have been amended.

When the Company submits its ethical corporate management best practice principles to the board of directors for discussion pursuant to the preceding paragraph, the board of directors shall take into full consideration each independent director's opinions. Any objections or reservations of any independent director shall be recorded in the minutes of the board of directors meeting. An independent director that cannot attend the board meeting in person to express objections or reservations shall provide a written opinion before the board meeting, unless there is some legitimate reason to do otherwise, and the opinion shall be specified in the minutes of the board of directors meeting.